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                                                                      EXHIBIT 8

                                 May 31, 1996

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estate, IL 60179

Attn: Gary Crittenden, Executive Vice President,
 Business Planning and Strategy

Gentlemen:

  In connection with your consideration of a possible business combination or acquisition transaction (a "Transaction") with Orchard Supply Hardware Stores Corporation (together with its subsidiary, Orchard Supply Hardware Corporation, the "Company") certain financial, operational and other information concerning the Company is being furnished to you. As a condition to your receipt of such information, you agree, as set forth below, to treat any information concerning the Company (irrespective of its source or form of communication) that may be furnished to you by or on behalf of the Company (collectively referred to as "Evaluation Material"), whether furnished before, on or after the date of this Confidentiality Agreement ("Confidentiality Agreement"), in accordance with the provisions hereof and you further agree to abide by the other provisions contained in this Confidentiality Agreement. The term Evaluation Material shall include any notes, analyses, compilations, studies or other documents or records prepared by you or others, which contain or reflect or are generated from information supplied by the Company or its representatives. The term Evaluation Material shall not include information which you can prove by documentary evidence (i) is now or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this Confidentiality Agreement, (ii) was available to you on a non-confidential basis from a source other than the Company or its representatives, prior to receipt in accordance with this Confidentiality Agreement provided such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, (iii) becomes available to you on a non-confidential basis from sources other than the Company or its representatives, provided that such source is not known by you or your representatives to be prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation, or (iv) was or is independently developed by you or on your behalf without the use of any Evaluation Material and not otherwise in violation of clause (iii) of this paragraph.

  You agree that the Evaluation Material will be used solely for the purpose of evaluating and negotiating a possible Transaction involving the Company and will not be used by you for any other purpose and that the Evaluation Material will be kept confidential by you; provided, however, that any of such information may be disclosed to your directors, officers, employees, potential financing sources and professional service providers (collectively referred to as "your representatives") who, in your reasonable judgment, need to know such information for the purpose described above, it being understood that prior to any disclosure of Evaluation Material, each of your representatives shall be informed by you of the terms of this Confidentiality Agreement, that the provisions hereof shall be deemed to be fully applicable to him or her, and of the confidential nature of the Evaluation Material. You shall be responsible for any breach of this Confidentiality Agreement by you or any of your representatives.

  Except as provided below, without the prior written consent of the other party, neither you nor the Company will disclose, and each of you and the Company will direct its respective representatives not to disclose, to any person other than its respective representatives, the fact that the Evaluation Material has been made available to you, the fact that you or we are considering a Transaction, or any information with respect to the discussions or
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Sears, Roebuck and Co.
May 31, 1996
Page 2

negotiations, including the status thereof. The term "person" as used in this Confidentiality Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

  Disclosure of any portion of Evaluation Material by either party or its respective representatives or of any matter covered in the preceding paragraph by either party or its respective representatives shall not be precluded under this Agreement, if such disclosure is, in the reasonable opinion of counsel to the disclosing party: (i) required by law or the rules and regulations of any stock exchange on which the securities of the disclosing party are traded or of any other regulatory authority having jurisdiction over the disclosing party, (ii) necessary to establish rights under this Agreement, (iii) consented to in writing by the other party or (iv) in response to a valid subpoena or order of a court or other governmental body or other valid legal process; provided that (a) with respect to any such subpoena, order or legal process, the disclosing party shall first give notice to the other party and use reasonable efforts to cooperate with the other party so that such other party may take legally available steps to resist or narrow such subpoena, order or legal process and obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information and
(b) the disclosing party will furnish only such of the Evaluation Material being sought as such party is advised by its counsel is legally required in response to the subpoena, order or other legal process. Prior to making any disclosure permitted by this paragraph, the disclosing party will, to the extent practicable, consult with the other party with respect to the proposed disclosure.

  You and your representatives will upon the request of the Company at your election either (1) promptly deliver to the Company all Evaluation Material in or under your or your representatives' possession or control, without retaining any copy, extract or reproduction thereof, or (2) promptly destroy all Evaluation Material in or under your or your representatives' possession or control, and such destruction shall be certified in writing to the Company by one of your officers supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your representatives will continue to be bound by the confidentiality and other obligations created hereby.

  You acknowledge that you are aware, and that you will advise, or have advised, your representatives who are informed as to the matters which are the subject of this Confidentiality Agreement, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters which are the subject of this Confidentiality Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of material nonpublic information.

  You hereby further acknowledge that the Evaluation Material is being furnished to you in further consideration of your agreement that except with respect to the evaluation and negotiation of a Transaction as contemplated by this Confidentiality Agreement (and, in such connection, only with or to the Company, its Board of Directors and/or representatives), neither you nor any of your subsidiaries will, for a period of two years from the date hereof, directly or indirectly, alone or with others, (a) negotiate with or provide any information to any party with respect to, or make any statement or proposal to the Board of Directors of the Company, to any of its agents or to any stockholder of the Company with respect to, or make any public announcement or proposal or offer whatsoever (including, but not limited to any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek or offer to effect (i) any form of business combination or transaction involving the Company or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the Company's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate thereof, (iii) any purchase of any securities or assets, or rights to acquire any securities or assets, of the Company, or
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Sears, Roebuck and Co.
May 31, 1996
Page 3

(iv) any proposal to seek representation on the Board of Directors of the Company or otherwise to seek to control or influence the management, Board of Directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this paragraph, or (vi) any proposal or other statement inconsistent with the terms of this paragraph, (b) instigate, encourage or assist any third party to do any of the foregoing, or (c) become the beneficial owner of more than 1% of any class of securities of the Company, unless and until you have received the prior written invitation or approval of a majority of the Board of Directors of the Company to do any of the foregoing; provided, however, that the foregoing shall not prohibit, subject to the provisions of this Confidentiality Agreement, any of your affiliates which is in the business of acquiring and maintaining investment portfolios from acquiring or owning securities of the Company in the ordinary course of its business for investment and not with an intention of obtaining or exercising control of the Company.

  You agree that without the prior consent of the Company, neither you nor any of your representatives will contact any employee, supplier, customer or representative of the Company concerning the Evaluation Material or the Transaction, or except in the ordinary course of business, any aspect of the Company's business, assets, prospects or finances. It is understood and agreed that Maynard Jenkins, the Company's Chief Executive Officer, or J. Frederick Simmons of Freeman Spogli & Company Incorporated ((310) 444-1832) shall arrange for appropriate contacts at the Company. It is also understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures will be submitted or directed through Mr. Jenkins or Mr. Simmons.

  In the event that you decide to proceed with your review of the Evaluation Material and consideration of a possible Transaction after the preliminary meeting to be held on May 31, 1996, you agree that without the Company's prior written consent, for a period of two years from the date hereof, you will not directly or indirectly solicit for employment (other than through general advertising) any management employee of the Company who become known to you in the course of your (or your representatives') review of the Evaluation Material or investigation and inquiries in connection with your evaluation of the Company regard to a potential Transaction; and you will not initiate, participate in, include or contribute to any interference with the Company's employment relationship with any such person.

  You acknowledge and agree that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity. The prevailing party in any litigation shall, after a final non-appealable judgment has been issued, be entitled to recover from the other party its legal expenses, including reasonable legal fees, incurred in connection therewith. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

  You understand that the Company does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Only those representations and warranties contained in the final definitive agreement covering the Transaction, when, as and if executed, and subject to such limitations as may be specified therein, will have any legal effect. You agree that unless and until a definitive agreement (expressly excluding any executed letter of intent or other preliminary written agreement and any written or oral acceptance of an offer or a bid) with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this
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Sears, Roebuck and Co.
May 31, 1996
Page 4

letter agreement or any written or oral expression with respect to such a Transaction by either party or any of its respective agents except, in the case of this Confidentiality Agreement, for the matters specifically agreed to herein.

  You acknowledge and agree that we reserve the right, in our sole discretion, to change the procedures relating to our consideration of a possible Transaction at any time without prior notice to you, to reject any and all proposals made by you or any of your representatives, and to terminate discussions and negotiations with you at any time and for any reason. Unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our representatives will have any liability to you with respect to the Transaction or the evaluation and the bidding process and procedures, whether by virtue of this Confidentiality Agreement, any other written or oral expression with respect to the Transaction or otherwise except as expressly provided in this Agreement. Unless and until a written definitive agreement concerning the Transaction has been executed, neither you nor any of your representatives will have any liability to us with respect to a Transaction, whether by virtue of this Confidentiality Agreement, any other written or oral expression with respect to the Transaction or otherwise, except as expressly provided in this Agreement. We understand that you reserve the right to terminate discussions and negotiations with us at any time and for any reason.

  This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such State. Each of the Company and you agrees and consents to personal jurisdiction and venue in any action brought in any court, federal or state, within the State of California having subject matter jurisdiction in connection with any matter arising under this Confidentiality Agreement and irrevocably waives any defense of inconvenient forum in respect of any such action.

  This Confidentiality Agreement shall remain in effect for a period of two years from the date hereof and may be modified or waived only by a separate writing by the Company and you that expressly so modifies or waives this Confidentiality Agreement.

  Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this Confidentiality Agreement shall become a binding agreement between you and the undersigned.

                                          Very truly yours,

                                          ORCHARD SUPPLY HARDWARE STORES
                                           CORPORATION


                                          By: /s/ Maynard Jenkins
                                             ----------------------------------
                                             Maynard Jenkins,
                                             President and Chief Executive
                                             Officer

Agreed to and Accepted:

SEARS, ROEBUCK AND CO.


By: /s/ Gary Crittenden
    ---------------------------
    Gary Crittenden,
    Executive Vice President,
    Business Planning and Strategy

  Date: